Exhibit (a)(5)

July 7, 2005



TO:          UNIT HOLDERS OF UNITED INVESTORS INCOME PROPERTIES, L.P.

SUBJECT:     INCREASED AND EXTENDED OFFER TO PURCHASE UNITS


Dear Unit Holder:

As described in the Offer to Purchase and related Letters of Transmittal sent to you previously (the "Offer"), MPF DeWaay Fund 2, LLC, MPF Flagship Fund 10, LLC, Mackenzie Patterson Special Fund 5, LLC, Mackenzie Patterson Special Fund 6, LLC, Mackenzie Patterson Special Fund 6-A, LLC, Mackenzie Patterson Special Fund 7, LLC, MPF Income Fund 21, LLC, MPF DeWaay Premier Fund 2, LLC, MPF Flagship Fund 9, LLC, MPF-NY 2005, LLC, and Steven Gold (collectively the "Purchasers") are offering to purchase up to 21,372 Units of limited partnership interest (the "Units") in UNITED INVESTORS INCOME PROPERTIES, L.P. (the "Partnership"). We are sending you this letter to announce that we have extended the Expiration Date and increased the purchase price by 20%. We are now offering to purchase your Units for:

                                  $132 per Unit
                                  -------------

We are also extending the Expiration Date to July 29, 2005. The Offer will provide you with an opportunity to liquidate all, or a portion of, your investment in UNITED INVESTORS INCOME PROPERTIES, L.P. without the usual transaction costs associated with market sales or partnership transfer fees. As of the date hereof, a total of 398 Units of the Partnership have been tendered by securities holders and not withdrawn. No other Units have been tendered to date.

We have included with this letter a copy of the combined financial statements of the entity Purchasers. Mr. Steven Gold has more than sufficient cash and/or liquid assets to purchase his maximum allocation of Units, so his net worth is immaterial. After carefully reading the enclosed Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or fax a duly completed and executed copy of the Letter of Transmittal (printed on blue paper) and change of address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

                        MacKenzie Patterson Fuller, Inc.
                               1640 School Street
                            Moraga, California 94556
                            Facsimile: (925) 631-9119


If you have any questions or need assistance, please call the Depository at 800-854-8357.

This Offer expires (unless extended) July 29, 2005


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                Combined Balance Sheet for all Entity Purchasers
                              As of March 31, 2005
                                    Unaudited


                                                                  TOTAL
                                                          ------------------
ASSETS
      Current Assets

          Total Checking/Savings                               2,924,512.38
                                                          ------------------
          Total Accounts Receivable                            1,009,267.50
                                                          ------------------
      Total Current Assets                                     3,933,779.88

      Other Assets
          Total Investment Portfolio                          15,619,499.10

          Total Start Up Costs                                 2,924,859.69
                                                          ------------------
      Total Other Assets                                      18,544,358.79
                                                          ------------------

TOTAL ASSETS                                                  22,478,138.67
                                                          ==================
LIABILITIES & EQUITY
      Liabilities

          Total Current Liabilities                              194,802.29
                                                          ------------------
          Total Long Term Liabilities                          2,313,731.51
                                                          ------------------
      Total Liabilities                                        2,508,533.80
                                                          ------------------
      Total Equity                                            19,969,604.87
                                                          ------------------

TOTAL LIABILITIES & EQUITY                                    22,478,138.67
                                                          ==================



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               Combined Profit and Loss for all Entity Purchasers
                              As of March 31, 2005
                                   Unaudited


                                                              TOTAL
                                                         --------------
      Ordinary Income/Expense
              Income
              Total Distributions Rec'd                     167,917.92
              Total Dividends/Inv Interest                   22,085.44
              Total Gain on Sale                          2,217,339.80
              Total Interest Income                           7,035.08
              Total Dividends Rec'd                          41,995.89

              Investment Advisory Fee                       -10,638.70
                  Total Distributions Received              255,346.60
                  Total Dividends/Interest                   38,891.81
              Total Dividends Received                       53,247.00

              Total Income                                2,793,220.84
                                                         --------------
          Gross Profit                                    2,793,220.84
              Total Expense                               1,129,100.67
                                                         --------------
      Net Ordinary Income                                 1,664,120.17
                                                         --------------

Net Income                                                1,664,120.17
                                                         ==============


           Combined Statement of Cash Flows for all Entity Purchasers
                              As of March 31, 2005
                                    Unaudited


                                                               TOTAL
                                                         ---------------
          Net cash provided by Operating Activities         -125,594.93
          Net cash provided by Investing Activities           28,747.96
                                                         ---------------
          Net cash provided by Financing Activities       -1,808,126.38
                                                         ---------------

      Net cash increase for period                        -1,904,973.35

      Cash at beginning of period                          4,829,485.73
                                                         ===============

Cash at end of period                                      2,924,512.38
                                                         ===============



Please note that the foregoing financial statements are not audited because audited financial statements are not available or obtainable without unreasonable cost or expense. Further, the financial statements may not be prepared in compliance with GAAP because the Purchasers' assets are carried at cost basis and not adjusted to market (in part because there is no market for most such securities). A reconciliation is unavailable or not obtainable without unreasonable cost or expense.